UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

SCHEDULE 13G/A
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

 UNDER THE SECURITIES EXCHANGE ACT OF 1934



PETROKAZAKHSTAN INC.
Name of Issuer)


Common Shares
                         (Title of Class of Securities)


                                  44779E106
                                 (CUSIP Number)


       August 22, 2005
_____________________________________________________________________________
(Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities
Exchange
Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 44779E106                13G             		  Page 2 of 21
Pages


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Limited
_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
_____________________________________________________________________________
3.   SEC USE ONLY
_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada

_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil

_________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          2,662,298

_________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil

_________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            2,662,298
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,662,298*
_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]
_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.57% of outstanding Common Shares*
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

CO
____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing


CUSIP No. 44779E106                 13G             		  Page 3 of 21
Pages


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Investment Services Inc.

_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
_____________________________________________________________________________
3.   SEC USE ONLY
_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada
_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil

_________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          2,662,298

_________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil

_________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            2,662,298
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,662,298*

_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.57% of outstanding Common Shares*
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IA
_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing


CUSIP No. 44779E106                 13G              		  Page 4 of 21
Pages

_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC American Focused Fund

_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
_____________________________________________________________________________
3.   SEC USE ONLY
_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil

_________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          1,233,775

_________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil

_________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            1,233,775
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  1,233,775*

_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.65% of outstanding Common Shares*
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No. 44779E106          13G              		  Page 5 of 21 Pages


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC American Focused Plus Fund

_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
_____________________________________________________________________________
3.   SEC USE ONLY
____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil

_________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          15,880

_________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil

_________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            15,880
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    15,880*

_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]
_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.02% of outstanding Common Shares*
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing


CUSIP No. 44779E106       13G                		 Page 6 of 21 Pages


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Canadian Balanced Fund

_____________________________________________________________________________
___
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
_____________________________________________________________________________
3.   SEC USE ONLY
_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada
_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil

_________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          182,050

_________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil

_________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            182,050
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    182,050*
_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

_____________________________________________________________________________
11.  0.24% of outstanding Common Shares*
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing


CUSIP No. 44779E106        13G                		 Page 7 of 21 Pages

_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Canadian Focused Fund
_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
_____________________________________________________________________________
3.   SEC USE ONLY
_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil

________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          738,775

_________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil

_________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            738,775

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    738,775*

_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]
_____________________________________________________________________________
11.  0.99% of outstanding Common Shares*
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO










 CUSIP No. 44779E106        13G                		 Page 8 of 21 Pages


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Dividend Income Fund
_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

_____________________________________________________________________________
3.   SEC USE ONLY

_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil

_________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          252,960

_________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil

_________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            252,960
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    252,960*

_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]
_____________________________________________________________________________
11.  0.34% of outstanding Common Shares*
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing



CUSIP No. 44779E106        13G                		 Page 9 of 21 Pages


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC American Focused Corporate Class Fund

_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
_____________________________________________________________________________
3.   SEC USE ONLY
_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil

_________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          153,531

_________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil

_________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            153,531
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    153,531*

_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

_____________________________________________________________________________
11.  0.21% of outstanding Common Shares*
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing
CUSIP No. 44779E106         13G               		 Page 10 of 21 Pages


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Canadian Balanced Corporate Class Fund

_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
_____________________________________________________________________________
3.   SEC USE ONLY
_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil

_________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          11,982

_________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil

_________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            11,982
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    11,982*
_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]
_____________________________________________________________________________
11.  0.02% of outstanding Common Shares*
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing




CUSIP No. 44779E106        13G                		 Page 11 of 21 Pages


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AIC Canadian Focused Corporate Class Fund

_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
_____________________________________________________________________________
3.   SEC USE ONLY
_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Mutual fund trust organized under the laws of Ontario, Canada

_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil

________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          73,345

_________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil

_________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            73,345
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    73,345*
_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

_____________________________________________________________________________
11.  0.10% of outstanding Common Shares*
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

OO
_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing



 CUSIP No. 44779E106          13G                   	 Page 12 of 21 Pages



1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael Lee-Chin

_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
_____________________________________________________________________________
3.   SEC USE ONLY

_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Canadian
_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil

_________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          2,662,298

_________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil

_________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            2,662,298
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,662,298*
_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]
_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.57*
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

IN
_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


*See item 2(a) of this filing



CUSIP No. 44779E106        13G                		 Page 13 of 21 Pages


_____________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Portland Holdings Inc.
_____________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]
____________________________________________________________________________
3.   SEC USE ONLY
_____________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

Incorporated under the laws of Ontario, Canada
_____________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES           Nil

_________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY          2,662,298

_________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         Nil

_________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
    WITH            2,662,298
_____________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,662,298*

_____________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not applicable                                           [_]

_____________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.57*
_____________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

CO
_____________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* See item 2(a) of this filing

CUSIP No.  44779E106         13G            		    Page 14 of 21 Pages


_____________________________________________________________________________
Item 1(a).  Name of Issuer:

PetroKazakhstan
_____________________________________________________________________________
__
Item 1(b).  Address of Issuers Principal Executive Offices:

1460 Sun Life Plaza North Tower, Suite 140 4th Avenue S.W.
Calgary, Alberta  T2P 3N3
_____________________________________________________________________________
_
Item 2(a).  Name of Person Filing:

AIC Limited (AIC) is a corporation incorporated under the laws of Ontario. AICs wholly owned subsidiary AIC Investment Services Inc. (AISI) is the portfolio manager of certain accounts (including the Funds) and AIC is the manager and trustee of certain mutual funds in Ontario (collectively the Funds) which are owners of record of the securities of the Issuer. AISI is qualified to act as an investment adviser to the Funds in Ontario, Canada pursuant to a registration under the Securities Act Ontario. AIC as trustee of the Funds, shares with the Funds the power to direct the voting and disposition of the shares of the Issuer held by the Funds. Michael Lee-Chin holds indirectly through his sole ownership of Portland Holdings Inc. approximately 95% of the voting equity securities of AIC and consequently he may be deemed under United States securities law to beneficially own the shares of the Issuer held by AIC as trustee of the Funds and by the Funds, although he disclaims beneficial ownership of such holding. Mr. Lee-Chin is a citizen and resident of Canada.
_____________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

1375 Kerns Road, Burlington, Ontario, Canada L7R 4X8
_____________________________________________________________________________
Item 2(c).  Citizenship:

Michael Lee-Chin - Canadian
AIC Limited - Incorporated under the laws of Ontario, Canada
AIC Investment Services Inc. - Incorporated under the laws of Ontario, Canada Portland Holdings Inc. - Incorporated under the laws of Ontario, Canada
Funds - Certain mutual fund trusts or corporation organized/incorporated under the laws of Ontario, Canada
_____________________________________________________________________________
Item 2(d).  Title of Class of Securities:

Common Shares
_____________________________________________________________________________
Item 2(e).  CUSIP Number

44779E106
_____________________________________________________________________________


CUSIP No. 44779E106      13G                  	 	 Page 15 of 21 Pages



Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

(b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

(d)  [_]  Investment company registered under Section 8 of the Investment
               Company Act.

(e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)  [_]  An employee benefit plan or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F);

(g)  [_]  A parent holding company or control person in accordance with
               Rule 13d-1(b)(1)(ii)(G);

(h)  [_]  A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act;

(i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(13) of the Investment
               Company Act;

(j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]






















CUSIP No. 44779E106              13G           		   Page 16 of 21 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  2,662,298*

     (b)  Percent of class: 3.57*

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote Nil,

          (ii)  Shared power to vote or to direct the vote 2,662,298*,

          (iii) Sole power to dispose or to direct the disposition of Nil,

          (iv) Shared power to dispose or to direct the disposition of 2,662,298*

          * See item 2(a)
_____________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         Inapplicable
_____________________________________________________________________________
Item 6. Ownership of More Than Five Percent on Behalf of Another Person. Reporting person no longer holds more than five percent of issuer.
_____________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary which acquired the Security Being Reported on by the Parent Holding Company.

         Inapplicable
_____________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

         Inapplicable
_____________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Inapplicable
_____________________________________________________________________________
Item 10.  Certifications.


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.




CUSIP No. 44779E106                13G              	  Page 17 of 21 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 31, 2005

AIC LIMITED

By    /s/Victoria J. Ringelberg				08/31/2005
      Victoria J. Ringelberg					Date
      Chief Financial Officer


AIC INVESTMENT SERVICES INC.

By    /s/Victoria J. Ringelberg				08/31/2005
      Victoria J. Ringelberg					Date
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC AMERICAN FOCUSED FUND

By    /s/Victoria J. Ringelberg				08/31/2005
      Victoria J. Ringelberg					Date
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC AMERICAN FOCUSED PLUS FUND

By    /s/Victoria J. Ringelberg				08/31/2005
      Victoria J. Ringelberg					Date
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC CANADIAN BALANCED FUND

By    /s/Victoria J. Ringelberg				08/31/2005
      Victoria J. Ringelberg					Date
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC CANADIAN FOCUSED FUND

By    /s/Victoria J. Ringelberg				08/31/2005
      Victoria J. Ringelberg					Date
      Chief Financial Officer




CUSIP No. 44779E106                  13G            	    Page 18 of 21 Pages


AIC LIMITED as trustee for the
AIC DIVIDEND INCOME FUND

By    /s/Victoria J. Ringelberg				08/31/2005
      Victoria J. Ringelberg					Date
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC AMERICAN FOCUSED CORPORATE CLASS FUND

By    /s/Victoria J. Ringelberg				08/31/2005
      Victoria J. Ringelberg					Date
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC CANADIAN BALANCED CORPORATE CLASS FUND

By    /s/Victoria J. Ringelberg				08/31/2005
      Victoria J. Ringelberg					Date
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC CANADIAN FOCUSED CORPORATE CLASS FUND

By    /s/Victoria J. Ringelberg				08/31/2005
      Victoria J. Ringelberg					Date
      Chief Financial Officer

MICHAEL LEE-CHIN

By    /s/Victoria J. Ringelberg				08/31/2005
      Victoria J. Ringelberg					Date
      Chief Financial Officer

Under Power of Attorney dated March 14, 2003.


PORTLAND HOLDINGS INC.

By    /s/Victoria J. Ringelberg				08/31/2005
      Victoria J. Ringelberg					Date
      Chief Financial Officer

Under Power of Attorney dated March 14, 2003.


Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).




CUSIP No. 44779E106                  13G            	    Page 19 of 21 Pages

POWER OF ATTORNEY

The undersigned does hereby appoint, Jonathan Wellum and Victoria Ringelberg, and each of them, acting singly, with full power of substitution, as the true and lawful attorney of the undersigned, to sign on behalf of the undersigned in respect of the ownership or deemed ownership of equity securities held or deemed held by the undersigned, directly or beneficially, and to be reported pursuant to sections 13(d) and 13(g) of the Securities and Exchange Act of 1934, as amended, and to execute joint filing agreements with respect to such filings.

IN WITNESS WHEREOF, this Power of Attorney, has been executed as of the 14th day of March, 2003.

/s/Michael Lee Chin
Michael Lee Chin

JOINT FILING AGREEMENT

The persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Shares of PetroKazakhstan and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the 31st day of August, 2005.

AIC LIMITED

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer


AIC INVESTMENT SERVICES INC.

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer

AIC LIMITED as trustee for the
AIC American Focused Fund

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer

AIC LIMITED as trustee for the
AIC American Focused Plus Fund

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer

CUSIP No. 44779E106                 13G            	    Page 20 of 21 Pages


AIC LIMITED as trustee for the
AIC Canadian Balanced Fund

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC Canadian Focused Fund

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC Dividend Income Fund

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC American Focused Corporate Class Fund

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC Canadian Balanced Corporate Class Fund

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer


AIC LIMITED as trustee for the
AIC Canadian Focused Corporate Class Fund

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer









CUSIP No. 44779E106                 13G            	    Page 21 of 21 Pages


MICHAEL LEE-CHIN


By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer

Under Power of Attorney dated March 14, 2003.


PORTLAND HOLDINGS INC.

By    /s/Victoria J. Ringelberg
      Victoria J. Ringelberg
      Chief Financial Officer

Under Power of Attorney dated March 14, 2003.